UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 33-37802

                          CERES FUND, L.P.
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             (Exact name of registrant as specified in its charter)

                   775 Ridge Lake Blvd., Suite 110, Memphis, TN  38120
                                 (901) 766-4590
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Limited Partnership Interest
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            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i) [ ]    Rule 12h-3(b)(1)(i)  [x]
            Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(1)(ii) [ ]
             Rule 12g-4(a)(2)(i) [ ]    Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]    Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6           [ ]

Approximate number of holders of record of the Common Stock as of the certification or notice date: 198


Pursuant to the requirements of the Securities and Exchange Act of 1934, Frontier National Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        RANDELL COMMODITY CORPORTATION,
                                        GENERAL PARTNER

Date:   October 22, 2002
                                        By: /s/ Frank L. Watson Jr.
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                                        Name: Frank L. Watson Jr.
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                                        Title: Chairman
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